Exhibit 99.1

February 4, 2013

Magellan Petroleum Regains Compliance with NASDAQ Listing Requirements

DENVER, February 4, 2013 /PRNewswire/ -- On February 1, 2013, Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) (ASX: MGN) received formal notification from the NASDAQ Stock Market LLC ("NASDAQ") that the Company has regained compliance with Listing Rule 5550(a)(2), which requires the Company to maintain a minimum closing bid price of $1.00 per share. NASDAQ staff made this determination of compliance after the Company's bid price closed above $1.00 per share for the prior 10 consecutive business days.

NASDAQ had previously notified the Company of its non-compliance with Listing Rule 5550(a)(2) on November 19, 2012, following 30 consecutive business days for which the Company's closing bid price did not meet the $1.00 per share minimum requirement.

Tom Wilson, President and CEO of Magellan, stated, “Over the past year, we have simplified our story, focused our operational strategy, and revamped our investor communications. Regaining compliance with NASDAQ is a validation of these efforts and a sign that the market is beginning to see the inherent value of our assets.”

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS
Statements in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan may relate to its businesses, prospects, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from the results expressed or implied in the forward-looking statements. Among these risks and uncertainties are those set forth in the Risk Factors sections of Magellan's most recent 10-K and subsequent 10-Qs filed with the SEC.

ABOUT MAGELLAN
Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Limited, a successful independent oil and gas company in Australia and the UK in existence since 1964. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404